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                               CIENA CORPORATION
                                                                      EXHIBIT 11
               COMPUTATION OF PRO FORMA EARNINGS (LOSS) PER SHARE



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
                                                        Three months ended January 31,

                                                         1996                    1997
                                                 --------------------   ---------------------
Net income (loss)                                 $     (3,334,000)       $      13,083,000
                                                 ====================   =====================

Weighted average shares of common
    stock outstanding                                   12,110,000               13,245,000

Weighted average effect of convertible
     preferred stock on as-if-converted
     basis                                              62,551,000               73,316,000

Weighted average effect of common
    stock equivalents                                    6,981,000               11,893,000

Staff Accounting Bulletin No. 83
    issuances and grants:

Common shares issued within one
    year of initial filing                               1,081,000                  268,000

Common stock equivalents issued within
    one year of initial filing                           5,623,000                  703,000

Convertible preferred stock issued within
     one year of initial filing                         10,765,000                        -

                                                 --------------------   ---------------------
                                                        99,111,000               99,425,000
                                                 ====================   =====================
Pro forma net income (loss) per common
   and common equivalent share                    $          (0.03)       $            0.13
                                                 ====================   =====================
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